As filed with the Securities and Exchange Commission on March 8, 2000
                Registration No. 33-_____________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    REGISTRATION STATEMENT ON
                            FORM S-3
                              under
                   THE SECURITIES ACT OF 1933
                   BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)

Pennsylvania                         3841                    25-1229323
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer
  of incorporation or        Classification Code Number)   Identification
     organization)                                              Number)

                        625 Kolter Drive
           Indiana, Pennsylvania  15701 (412) 349-1811
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
           ___________________________________________
             Fred E. Cooper, Chief Executive Officer
                   Biocontrol Technology, Inc.
 2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                         (412) 429-0673
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
           ___________________________________________
                            Copy to:
                    M. Kathryn Sweeney, Esq.
                    Sweeney & Associates P.C.
        7300 Penn Avenue, Pittsburgh, Pennsylvania  15208
      _____________________________________________________
Approximate date of commencement of proposed sale to the public:
As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                          CALCULATION OF REGISTRATION FEE

Title of Each            Amount to        Proposed     Proposed       Amount of
Class of                 be               Maximum      Maximum        Registra-
Securities to be         Registered       Offering     Aggregate      tion Fee
Registered                                Price Per    Offering
                                          share        Price

Common Stock to be
offered by The
Registrant (1)           313,000,000 (1)  $0.68 (2)    $212,840,000  $59,169.52

Common Stock issuable
upon the Conversion of
Preferred Stock,
Series F (3)              22,600,000 (3)  $0.68 (2)    $ 15,368,000  $ 4,272.30

Common Stock issuable
upon the Conversion of
the outstanding Principal
amount and other amounts
Due under the Registrant's
4% Convertible Debentures
due 2001 (3)              39,400,000 (3)  $0.68 (2)    $ 26,792,000  $ 7,448.18

Total Common Stock       375,000,000

Total Registration Fee                                               $70,890.00


TOTAL OF SEPARATELY NUMBERED PAGES 29 EXHIBIT INDEX ON SEQUENTIALLY NUMBERED PAGE 24


(1) Primary shares to be offered by the Registrant.
(2) Estimated SOLELY for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock of Registrant on the Electronic Bulletin Board on March 1, 2000.
(3) These shares are registered on behalf of Selling Stockholders.
                      _____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

                              _____________________


       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION DATED March 8, 2000

                     PRELIMINARY PROSPECTUS

                       375,000,000 Shares

                   BIOCONTROL TECHNOLOGY, INC.
                          Common Stock

     This is an offering of shares of common stock of Biocontrol Technology, Inc. We are offering 313,000,000 shares for sale directly by our company. We expect that the public offering price for those shares will be between $.45 and $.65 per share. However, depending upon when this offering is effective, and when we are able to sell the stock, that price range will change. On March 2, 2000, the closing bid price of our stock was $.70 per share. We are also registering common stock for sale on behalf of certain preferred stockholders and debenture holders under this prospectus. Up to 22,600,000 shares are being registered that may be issuable upon the conversion of our outstanding Series F convertible preferred stock, and up to 39,400,000 shares are being registered that may be issuable upon the conversion of the outstanding principal amount and interest due under our $9,850,000 principal amount of 4% subordinated convertible debentures- see the Selling Stockholders and Plan of Distribution sections for more information.

     Our common stock trades on the electronic bulletin board under the trading symbol "BICO".

     We will use the money received from selling the 313,000,000 shares of stock we are offering when we receive it--there is no minimum that must be sold before we can use the proceeds.

     Our business involves significant risks. You need to review these risks before you consider buying our common stock. These risks are described under the caption "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. If anyone tells you otherwise, it's a criminal offense.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

  THE INFORMATION IN THIS PROSPECTUS ISN'T COMPLETE. IT MIGHT CHANGE. WE'RE NOT ALLOWED TO SELL THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT WE HAVE FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS ISN'T AN OFFER TO SELL OUR COMMON STOCK, AND WE ARE NOT SOLICITING OFFERS TO BUY OUR COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT ALLOWED.

                          MARCH 8, 2000
                      [INSIDE FRONT COVER]

                      AVAILABLE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional
offices, including the ones located at 601 Walnut    Street,
Curtis Center, Suite 1005E, Philadelphia, PA    19106-34322; and
75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street,
N.W.  Washington, D.C. 20549.   Our stock trades on the
electronic bulletin board.

     This Prospectus omits certain information that is contained either in the full registration statement, including exhibits, on Form S-3, or in the reports we file with the SEC. Our most recent financial statements and other information regarding our operations can be found in the reports listed below, and you should review those reports along with this Prospectus.

                   INCORPORATION BY REFERENCE

     Our latest financial statements, as well as other important information, are contained in the following documents, all of
which are incorporated by reference to this Prospectus.    The
SEC allows us to disclose important information to you by referring to other documents. We are also permitted to include the following reports, which have been filed with the SEC, as well as the reports we file with the SEC in the future, as part of this Prospectus, without copying the reports into the
Prospectus.  This is known as incorporation by reference.    The
following documents are incorporated by reference:

   (a) Our Annual Report on Form 10-K for the fiscal year ended
December 31, 1998.

   (b) Our Forms 10-Q for the quarters ended March 31, 1999; June
30, 1999; and September 30, 1999.

   (c) Our Proxy Materials for the Special Meeting of
Stockholders held on February 7, 2000.

     As long as this Prospectus remains effective, all of our subsequent filings with the SEC will also be incorporated by reference.

     We will send you a copy of these documents if you ask for them. If you want to receive copies, please contact our
Shareholder Relations department at:  Shareholder   Relations
Department, Biocontrol Technology, Inc., 2275 Swallow    Hill
Road, Building 2500, 2nd Floor, Pittsburgh, PA    15220, by
telephone at 412-429-0673 or by fax   at    412-279-1367.

     Until 90 days after the effective date of this Prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.
This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                       PROSPECTUS SUMMARY

THE FOLLOWING SECTION IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE INFORMATION CONTAINED IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING OUR FINANCIAL INFORMATION. OUR BUSINESS INVOLVES SIGNIFICANT RISKS - READ MORE ABOUT THEM IN THE SECTION CAPTIONED RISK FACTORS WHICH BEGINS ON PAGE 5.

THE COMPANY

     Biocontrol Technology, Inc. was incorporated in the
Commonwealth of Pennsylvania in 1972 as Coratomic, Inc.   We are
sometimes referred to as "BICO". Our operations are located at 625 Kolter Drive in Indiana, Pennsylvania, 15701, and our administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220.

     Our primary business is the development of new devices, which include models of a noninvasive glucose sensor, procedures relating to the use of regional extracorporeal hyperthermia in the treatment of cancer, and environmental products, which help to clean up oil spills. We have several subsidiaries that specialize in those different projects. Diasensor.com, Inc. controls the noninvasive glucose sensor project. IDT, Inc. handles the hyperthermia project, a technology called the ThermoChem Systemr, that induces an artificial fever to treat cancer. Petrol Rem, Inc. handles our environmental products PRP, BIO-SOK and BIO-BOOM that help clean up oil spills and other pollutants in water. Our annual report on Form 10-K, as well as our other SEC reports that are incorporated by reference, contain important information regarding our company and our operations-you need to read those reports before you decide whether to invest.

RISK FACTORS

     If you invest in our stock, you will be placing your money at a significant risk. Our projects are in the research and development phase, and none of our current products has produced revenue to date. You should not invest money you are not prepared to lose - and you should carefully review the section captioned Risk Factors that begins on page 5 before you decide whether to invest in our stock.

THE OFFERING

Common stock we are offering                   313   million shares

Common stock to be issued upon conversion of
Our Series F preferred stock                   22.6  million shares

Common stock to be issued upon conversion of
 Our 4% subordinated convertible debentures    39.4  million shares

Common stock outstanding after this offering,
if all shares are sold                         1.331 billion shares

Use of Proceeds                         To fund our existing
                                        projects, or to acquire
                                        companies with revenues,
                                        or short-term revenue-
                                        generating potential.  We
                                        will also use proceeds to
                                        fund our continuing
                                        working capital
                                        requirements, including
                                        administrative expenses
                                        and salaries.  Please
                                        review the section
                                        captioned Use of Proceeds
                                        for more important
                                        information.

 Our Trading Symbol                     BICO - we currently trade
                                        on the electronic
                                        bulletin board


     The common stock outstanding after this offering, if all shares are sold, is based upon the number of shares we had outstanding as of February 29, 2000. It does not include the 31,015,662 shares of our common stock that are subject to outstanding warrants. Those warrants have exercise prices ranging from $.06 to $4.03 per share and expiration dates through April 28, 2004.

SUMMARY FINANCIAL DATA

         FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30th
                           (unaudited)

                   1999              1998
Total Assets       $25,474,473       $16,746,625

Long-Term
Obligations        $ 1,333,629       $ 3,822,847

Working Capital
(Deficit)          $ 5,103,943      ($ 3,835,755)

Preferred Stock    $   0             $   0
Net Sales          $    86,936       $ 1,019,520


TOTAL REVENUES     $   305,357       $ 1,112,580


Warrant Extensions $   0             $ 1,870,000


Benefit
(Provision) for
Income Taxes       $   0             $   0
Net Loss          ($30,478,621)     ($ 7,996,197)

Net Loss Per
Common Share      ($.05)            ($.07)
Cash Dividends Per
Share
     Preferred     $   0             $   0
     Common        $   0             $   0


                FOR THE YEARS ENDED DECEMBER 31st

              1998        1997         1996          1995        1994

Total
Assets      $9,835,569   $12,981,300  $14,543,991  $ 9,074,669  $6,375,778

Long-Term
Obligations $1,412,880   $ 2,697,099  $ 2,669,727  $   175,330  $  163,201

Working
Capital
(Deficit)  ($9,899,008)  $   888,082  $ 1,785,576  $ 3,188,246  $2,612,884

Preferred
Stock       $  0         $   0        $   0        $    37,900  $   54,900

Net Sales   $1,145,968   $1,155,907   $   597,592  $   461,257  $  184,507

TOTAL
REVENUES    $1,378,213   $1,426,134   $   776,727  $   755,991  $  481,453
Warrant
Extensions  $  0         $4,046,875   $ 9,175,375  $12,523,220  $  0

Benefit
(Provision)
for Income  $  0         $  0         $   0        $   0        $  0
Taxes

Net Loss   ($22,402,644)($30,433,177)($24,045,702)($29,420,345)($11,672,123)

Net Loss
Per Common ($.08)       ($.43)       ($.57)       ($.84)       ($.43)
Share

Cash
Dividends
Per Share:

Preferred   $  0         $  0         $   0        $   0        $  0
Common      $  0         $  0         $   0        $   0        $  0

For more detailed information, you should review our Form 10-K for the year ended December 31, 1998, as well as our Form 10-Qs for the quarters ended March 31, 1999; June 30, 1999 and September 30, 1999, all of which are available at www.sec.gov or from us at the address listed on the inside front cover of this Prospectus.


FORWARD LOOKING STATEMENTS

     This Prospectus and all our other reports contain statements that relate to matters that we anticipate will occur sometime in the future. These statements usually relate to our anticipated financial performance, our business prospects, our product development, the regulatory approval process -especially the FDA
- and our hopes for the commercial success of our products. The Private Securities Litigation Reform Act of 1995 provides us with a safe harbor for forward-looking statements. In order to comply with the safe harbor, we need to point out that a variety of factors could cause our actual results to differ from our anticipated results. Many risks and uncertainties may affect our operations, performance, research and development projects, and our business. These risks and uncertainties include: additional delays in the development and FDA marketing approval of our noninvasive glucose sensor; delays in the manufacturing or marketing of our other products and devices; the uncertainty of our ability to continue to raise money to fund our operations; the risk that competitors will have products ready to sell before we do; the risk that our products may become obsolete; our continuing losses and the risk that our plans to generate revenue will be delayed or will not occur at all; the uncertainty of insurance company reimbursement for our medical devices and the general uncertainty surrounding the health care industry; the risk that our patents will be challenged or infringed upon; our limited sales and marketing experience; the uncertain outcome and consequences of the lawsuits and investigations pending against us; our ability to maintain a market for our common stock on the electronic bulletin board; and the dilution of our common stock that occurs when we sell more shares to raise money to continue our operations.

                          RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THIS SECTION BEFORE MAKING THE DECISION TO INVEST IN OUR STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY CONSIDER IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY. AN INVESTMENT IN OUR STOCK IS A HIGH RISK INVESTMENT, AND YOU SHOULD BE PREPARED TO SUFFER A LOSS.

     THIS PROSPECTUS AND THE DOCUMENTS WE INCORPORATED BY REFERENCE ALSO CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

                  RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, WE EXPECT THAT LOSSES WILL CONTINUE
FOR THE FORSEEABLE FUTURE AND OUR INDEPENDENT ACCOUNTANTS HAVE
EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A
GOING CONCERN.

     We have lost money in every period since we started our current research and development projects - we had an accumulated deficit of $143.1 million as of December 31, 1998 and $173.6 million as of September 30, 1999. We plan to invest heavily to continue to develop our biomedical and environmental products and to set up manufacturing and marketing of those products. As a result, we expect to continue to lose money for the foreseeable future. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. We have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

WE HAVE A LIMITED OPERATING HISTORY, NO SIGNIFICANT REVENUES AND
LIMITED EXPERIENCE IN MARKETING THAT MAKES AN EVALUATION OF OUR
BUSINESS DIFFICULT.

     Although we have been in business for years, we have not generated any material revenue in our recent history. The majority of our activities have been related to the research and development of products. Our current management team has limited experience in manufacturing and marketing biomedical and environmental products. Therefore, our historical financial information is of limited value in evaluating our future operating results. Our target markets - the health care and environmental markets - change rapidly, and we may not have the experience necessary to successfully market our products.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR
OPERATIONS AND THAT ADDITIONAL FINANCING MAY NOT BE AVAILABLE TO
US.

     Even if we sell all of the common stock we are offering in this Prospectus - and we can't assure you that we will -it will not be enough to fund our operations until - and unless - we become profitable. We may need to raise more capital to fund our operations and our research and development projects, and we may not be able to find financing when we need it. If that happens, we will not be able to continue operations long enough to bring our products to market, or to market them long enough to become profitable. Any additional equity financing - through sales of our securities - will cause our existing investors to experience additional dilution.

WE CANNOT BE SURE HOW LONG IT WILL TAKE TO BRING OUR PRODUCTS TO
MARKET OR TO BECOME PROFITABLE.

     Our biomedical products, specifically the noninvasive glucose sensor and the hyperthermia treatment device, are new products that are not established in any market. Although we have started to market the sensor in Europe, we cannot market the sensor in the U.S. Until we receive FDA approval - we don't know how much longer that will take. Our hyperthermia treatment device is being used in one hospital, but we will not be able to sell the device until we begin manufacturing. Even when we are able to manufacture and sell these devices, we don't know how long it will be before they become profitable.


WE FACE SERIOUS COMPETITION, AND WE MAY NOT BE ABLE TO COMPETE
EFFECTIVELY, ESPECIALLY IF OUR PATENTS ARE CHALLENGED OR
INFRINGED UPON.

     The medical device industry and the environmental industry are very competitive. Other companies are developing technologies and devices that will compete with ours. These other companies may be further along in their research and development may be better capitalized, have more sophisticated equipment and expertise and various other competitive advantages compared to us. These other companies may be able to bring their products to market before we are able to enter the market, which would have a serious negative impact on our ability to succeed. Many of the large biomedical companies are funding research into noninvasive glucose measurement, and one of them might beat us to the market. Our sensor will also compete against existing finger-prick technology, which is already well established. If we cannot convince diabetics that our device is superior, we will not be able to sell our sensor. Our hyperthermia device is a new technology, which will compete against other, well-established forms of cancer treatment. If we cannot convince the medical community that our product offers superior alternatives, we will not succeed with that device.

     In addition, if our patents are challenged or infringed upon, we might not be able to enter the market without a long legal battle to determine which patent has priority. This type of delay and expense would hurt our ability to successfully market our products.

WE HAVE LIMITED COMMERCIAL MANUFACTURING EXPERIENCE.

     We have a contractual duty to manufacture our medical devices. We have leased space, which has been modified, for our manufacturing needs, but our current management team has limited experience with large-scale commercial manufacturing. If we are not able to hire the right people, or to provide manufacturing expertise ourselves, we will not be able to successfully manufacture our biomedical devices, even if they are approved for sale in the U.S., or even if we are able to make sales.


WE ARE DEPENDENT UPON HEALTH INSURANCE REIMBURSEMENT FOR OUR
BIOMEDICAL DEVICES, AND WE MAY NOT BE ABLE TO OBTAIN THAT
REIMBURSEMENT.

     Our biomedical products are subject to the reimbursement policies of insurance companies and Medicare. The doctors and patients who want to use our devices will not be able to pay for them without reimbursement from their health insurance providers. If we are not able to convince those insurance providers that our devices are worth reimbursement, we will not succeed.



OUR COMPANY AND ITS AFFILIATES ARE SUBJECT TO CONFLICTS OF
INTEREST.

     David L. Purdy, Fred    E.  Cooper, Anthony J. Feola and
Glenn Keeling are employed by BICO, and are also officers and/or directors of our affiliates and subsidiaries, Diasensor.com, Inc., Petrol Rem, Inc. and IDT, Inc. These men are subject to competing demands and may face conflicts of interest. The good faith and integrity of these members of management is of utmost importance to our business and operations.


                  RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON OUR KEY OFFICERS, AND WE WOULD SUFFER IF THEY LEFT.

     We are dependent upon our key officers, David L. Purdy, our President, Treasurer, and Chairman of the Board; and Fred E. Cooper, our CEO. We do not have any key-man life insurance on these men, and our business would suffer if they left for any reason.

WE ARE DEPENDENT UPON EMPLOYEES AND INDEPENDENT CONTRACTORS WHO
ARE DIFFICULT TO REPLACE.

     Because we are developing new technologies, devices and engineering methods, we depend on certain employees and independent contractors who may not devote their full-time efforts to our operations. We depend on some of our employees who have a specific expertise that is not common. We also need independent contractors to assist us in areas where are employees do not have the necessary expertise. If we lose the services of any of these employees or independent contractors and are unable to replace them, our business could suffer.

OUR PRODUCTS ARE THE TYPE THAT CAN BECOME OBSOLETE, AND NO LONGER
COMPETITIVE.

     Both the medical device and environmental industries are subject to rapid technological innovation and change. Although we are not currently aware of any new product or technology that would make our products obsolete, it is always possible. Future technological developments could make our products significantly less competitive or even no longer marketable.

WE SOMETIMES NEED SUPPLIERS AND PARTS THAT ARE DIFFICULT TO FIND.

     Our products involve designs that are new, and we often need to have component parts fabricated especially for our experimentation, testing and development. Suppliers for these parts are not always readily available, or available at all, so we have to create the parts in-house. This can result in delays in our development. If we are unable to obtain a supplier or create the necessary parts ourselves, we have to redesign the product, which also results in significant delays. Although we try to minimize our dependence on custom parts when we design products, unforeseeable problems can arise which negatively affect our operations.

WE CANNOT SELL PRODUCTS WITHOUT GOVERNMENT APPROVAL, WHICH CAN BE
A LONG AND EXPENSIVE PROCESS.

     The Food and Drug Administration, the Environmental Protection Agency, and other state agencies control many of our products. FDA approval is necessary to market our biomedical products in the U.S., and we must have EPA approval to sell our environmental products. If we do not get approval, we cannot
sell our products in the U.S.   We have already received FDA
approval to market our hyperthermia device to treat ovarian, gastrointestinal and peritoneal of cancer - the procedure using our device is now offered at Wake Forest University Baptist Medical Center. In February 2000, we received FDA approval to conduct lung cancer trials at the University of Texas Medical
Branch at Galveston.    We have received approval to sell our
noninvasive glucose sensor in Europe, and we are seeking that approval for our hyperthermia product. We already have EPA approval to sell our environmental products. We are currently preparing a set of clinical trials for our noninvasive glucose sensor - these trials will last approximately nine months, and we hope to have FDA approval once the trials are completed and the results are submitted. We have suffered significant delays in the FDA approval in the past, and are working with outside biomedical consultants to help us obtain FDA approval following these clinical trials; however, we cannot assure you when or if that will happen.

OUR PATENTS ARE IMPORTANT AND THEY COULD BE CHALLENGED OR
INFRINGED UPON.

     We hold patents on many of our products, as well as trademarks on the names of our products and procedures. We try to file patent applications when we believe they are necessary, both in the U.S. and in foreign countries where we seek to do business. However, we cannot assure you that future patents will be granted, or that our existing patents will not be challenged or circumvented by a competitor. If any of our critical patents are challenged, or if someone accuses us of infringing upon their patents, it would be expensive and time-consuming to defend those charges, and our projects could be delayed. Similarly, if someone else infringes upon one of our patents, it would be expensive and distracting for us to challenge them.

WE COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     We are engaged in activities that involve testing and selling biomedical devices. These kinds of activities expose us to product liability claims. We currently have $500,000 in product liability insurance. If a claim against us is successful and exceeds that amount, we could be liable for the balance.


                 RISKS RELATED TO THIS OFFERING


OUR COMMON STOCK MAY BE VOLITILE, AND YOU MAY NOT BE ABLE TO SELL
YOUR STOCK AT OR ABOVE YOUR PURCHASE PRICE.

     Our stock currently trades on the electronic bulletin board, which is not a formal stock exchange. As a result, it may be more difficult to obtain trading information than if our stock still traded on the Nasdaq. Because our stock price did not meet the Nasdaq Small-Cap market requirements implemented in 1998, we were delisted and we're no longer able to trade there. Although we have maintained acceptable trading volume since we left Nasdaq, we cannot assure you that our trading volume will continue. As a result, you may be unable to sell your stock when you want to sell it. In addition, our stock price has fluctuated significantly, and you may not be able to sell your stock at or above your purchase price when you are ready to sell

THE VOLATILITY OF OUR COMMON STOCK COULD EXPOSE US TO SECURITIES
LITIGATION.

     In the past, following periods of volatility in the market price of a company's securities, securities class action suits have been filed. Due to the historic volatility of our common stock, we may be particularly susceptible to this kind of litigation. If it were to happen to us, the litigation would be expensive and would divert our management's attention from business operations. Any litigation that resulted in a finding of liability against us would adversely affect our business, prospects and financial condition, along with the price of our stock. We have already been the subjects of one class action lawsuit, which was filed in 1996. This lawsuit was filed in connection with the disclosures surrounding our 1996 FDA panel review, and was also related to the corresponding decline in our stock price.

INVESTORS WILL INCUR IMMEDIATE DILUTION.

     The price of our stock in this offering will be significantly higher that its book value per share. If you buy our stock in this offering, you will suffer an immediate and substantial dilution in the net tangible book value per share from the price you pay for the stock. For example, assuming you pay $.50 per share for our stock in this offering, and all of the stock offered is sold, you will experience a net tangible book value dilution of $.378 per share. We also have a large number of outstanding warrants to purchase our common stock with prices below the estimated offering price of our stock. To the extent those warrants are exercised, additional dilution will occur. Please review the section captioned Dilution for more detailed information.

OUR MANAGEMENT HAS BROAD DISCRETION IN SPENDING THE PROCEEDS OF
THIS OFFERING, AND MAY DO SO IN WAYS WITH WHICH OUR STOCKHOLDERS
DISAGREE.

     When our stockholders approved the authorization of additional shares of stock, they gave our management broad discretion in how to spend the proceeds of stock sales. Our management is limited only to using proceeds to fund our existing or related projects, to acquire other companies with revenues or short-term revenue generating potential and for general corporate purposes, including working capital. We have not yet determined how all of the proceeds will be used. Consequently, our board of directors and management will have significant flexibility in using the proceeds of this offering. Because of the number and variety of factors that determine our use of proceeds, we cannot assure you that the uses will not vary from our current plans, or that all our stockholders will agree with the uses we choose. Please review the section captioned Use of Proceeds for more information on this topic.

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have no intention of paying a dividend on our common stock. For the foreseeable future, any future earnings will be used to continue to finance our operations.

                      SELLING STOCKHOLDERS

     This prospectus covers the shares of common stock that may
be offered by the selling stockholders set forth below.    None
of the selling stockholders have had a material relationship with us within the last three years, and they are not affiliated with us other than through their ownership interest in our preferred stock or debentures. We prepared the table below based on the information provided to us by the selling stockholders.

     Any or all of the shares listed below may be offered for sale by the selling stockholders from time to time and, therefore, we can't give an estimate as to the number of shares that will be held by the selling stockholders when we terminate this offering. Unless we indicate otherwise, the selling stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Selling                Number of Shares  Beneficial     Beneficial
Stockholders           Offered           Ownership      Ownership
                                         Prior to Sale  After Sale (3)

Series F Preferred

Nachum Stein             400,000 (1)      400,000 (1)        *
Cache Capital,L.P.     1,000,000 (1)    1,000,000 (1)        *
Guardian Commercial    1,800,000 (1)    1,800,000 (1)        *
GPS America Fund,Ltd.    400,000 (1)      400,000 (1)        *
Carpe Diem, Ltd.         400,000 (1)      400,000 (1)        *
Markham Holdings       1,200,000 (1)    1,200,000 (1)        *
Howard Weiss           1,000,000 (1)    1,000,000 (1)        *
Lampton, Inc.            800,000 (1)      800,000 (1)        *
Wayne Invest & Trade   1,000,000 (1)    1,000,000 (1)        *
L&H Family Foundation    400,000 (1)      400,000 (1)        *
Ashfield Investment    2,000,000 (1)    2,000,000 (1)        *
Correllus Investment,    800,000 (1)      800,000 (1)        *
  Ltd.
Econor Investment      2,000,000 (1)    2,000,000 (1)        *
Arab Commerce Bank       600,000 (1)      600,000 (1)        *
Enrique DeNegri          400,000 (1)      400,000 (1)        *
Musdos Hachesed          400,000 (1)      400,000 (1)        *
Englewood Holdings     2,000,000 (1)    2,000,000 (1)        *
Mantle International   2,000,000 (1)    2,000,000 (1)        *
Clearview Int.
  Investments          2,000,000 (1)    2,000,000 (1)        *
Burnstein & Lindsey    2,000,000 (1)    2,000,000 (1)        *

4% Subordinated Debenture Holders

Farnsworth Association   100,000 (2)      100,000 (2)        *
Jara Group               200,000 (2)      200,000 (2)        *
Michael Koretsky         200,000 (2)      200,000 (2)        *
Ted Liebowitz          2,000,000 (2)    2,000,000 (2)        *
Doug Monas               100,000 (2)      100,000 (2)        *
Eytan Sugarman           340,000 (2)      340,000 (2)        *
Leon Kahn                200,000 (2)      200,000 (2)        *
Kador Investment         400,000 (2)      400,000 (2)        *
Chava Scharf             200,000 (2)      200,000 (2)        *
Gross Foundation         800,000 (2)      800,000 (2)        *
Mark Garfunkkel          200,000 (2)      200,000 (2)        *
Brass Capital, LLC       100,000 (2)      100,000 (2)        *
Jos McGuire/Wilma Rossi  200,000 (2)      200,000 (2)        *
Yosef Davis              400,000 (2)      400,000 (2)        *
Kurt Fichthorn           400,000 (2)      400,000 (2)        *
Jaime Radusky            160,000 (2)      160,000 (2)        *
Claire Brook IRA         200,000 (2)      200,000 (2)        *
Starling Corporation   1,200,000 (2)    1,200,000 (2)        *
Jolie Investors,LLC   17,600,000 (2)   17,600,000 (2)        *
Friends of Arachim       800,000 (2)      800,000 (2)        *
Amro International     1,600,000 (2)    1,600,000 (2)        *
CALP II, L.P.          4,000,000 (2)    4,000,000 (2)        *
Briencrest Avenue,LLC  8,000,000 (2)    8,000,000 (2)        *


(1) Consists of shares of our common stock issuable upon conversion of our Series F convertible preferred stock, which may be converted beginning in March 2000.

(2) Consists of shares of our common stock issuable upon conversion and for interest payments on the $9,850,000 principal amount 4% convertible subordinated debentures, which may be converted beginning in April 2000, and are due beginning in February 2001.

 (3) Percentage of ownership of each individual or entity shown assuming all shares registered pursuant to this prospectus are sold, when compared to the total number of shares of common stock outstanding as of February 29, 2000. An asterisk (*) indicates less than one percent.

                         USE OF PROCEEDS

     We plan to sell the 313,000,000 shares of common stock in this offering continuously on a best-efforts basis. This means that we will sell stock from time to time, and we have no guarantees that we will be able to sell any stock. We do not have an underwriter helping us sell stock, but we may use brokers or other agents to help us sell stock, and we will pay them if they are successful. We may not receive any proceeds from this offering, and if we do receive any proceeds, we plan to use the money immediately. We cannot assure you that we will be able to raise enough money to fund any of our projects, or to keep us operating for any length of time.

     Assuming an offering price of between $.45 and $.65 per share, we estimate that the net proceeds to us from the sale of all 313 million shares in this offering will range from $124 million to $179 million, depending on the offering price and after deducting the costs and expenses of the offering, including commissions of ten percent.

     Any money we receive from stock sales will be used to continue our existing projects, including the noninvasive glucose sensor, the hyperthermia project, our environmental products, and other products in various stages of development. In addition, we will use some proceeds from this offering to acquire other companies that are related to our existing projects or have revenue. Because our products have taken longer to reach the market than we hoped and planned, we may acquire companies in order to obtain revenue. These other companies may or may not be related to our existing operations, and may have revenue-generating potential rather than historical revenue.

     We expect to use any remainder of the net proceeds from this offering for general corporate purposes, including working capital and administrative expenses, but we don't currently have a specific plan for all of the proceeds. As a result, our management and Board of Directors will have broad discretion to allocate the proceeds from this offering. Pending those uses, we intend to invest the net proceeds from this offering in short term, investment grade, interest-bearing investments.

     Depending upon the actual price of the stock we sell in this offering, we may not have sufficient funds to complete the development of any of our products and to satisfy our working capital requirements. If the net proceeds of this offering are insufficient at any given time, we will have to seek additional financing. We cannot assure you that we will be able to obtain additional financing on acceptable terms when we need the funds. If we can't raise additional capital, we would have to cease operations.

     We will not receive any proceeds from the stock sales of the 22,600,000 shares included in this prospectus on behalf of our Series F preferred stockholders or the 39,400,000 shares included in this prospectus on behalf of the holders of the $9,850,000 principal amount 4% subordinated convertible debentures. If and when the preferred stockholders or the debenture holders sell their stock, they will receive the proceeds.

                            DILUTION

     This section addresses the dilution of the 313,000,000 shares we are selling on behalf of the company, and does not address the dilution that will occur to the purchasers of the stock offered by the selling stockholders.

     As of September 30, 1999, our common stock had a net
tangible book value of  $8,750,419 or  $.009 per   share   based
upon 884,970,214 shares outstanding.   Net tangible book value
per share is   determined by dividing the number of shares of
common stock outstanding into our total tangible assets less total liabilities and minority interest.

     If we sell all 313 million shares from this offering at a price of $.50 per share, the net tangible book value, using September 30, 1999 figures, would increase to $146,470,419, or approximately $.122 per share as of September 30, 1999. We computed these figures based on an assumed offering price of $.50 per share, which may not be the offering price, and assuming the deduction of all offering expenses, including a ten percent commission or fee on all sales. Making those assumptions, the net tangible book value per share will have increased $.113 per share to our existing stockholders, and decreased by approximately $.378 per share to the investors who purchase stock in this offering.

     Dilution represents the difference between the offering
price and the net tangible book value per share   immediately
after the completion of the offering.    Dilution arises from our
arbitrary decision as to the offering price per share. Dilution of the value of the shares purchased by the investors in this offering will also be due to the far lower book value of the shares presently outstanding, and in part to expenses incurred in connection with the offering. In the table set forth below, no attempt was made to determine the dilutive effect of the exercise
of    outstanding warrants.  Because this is a best efforts
offering, and we do not know how many shares we will sell, we set up the table showing the dilution that will occur if 100%, 50% and 10% of the total 313 million shares are sold. The following table illustrates this dilution, rounding off the nearest thousandth of a cent:

ASSUMING:                 100%-313,000,000    50%-156,500,000    10%-31,300,000
                           SHARES / SOLD       SHARES / SOLD      SHARES / SOLD

Offering Price Per Share        $0.500              $0.500             $0.500

Net Tangible Book Value Per
 Share Before Offering          $ .009              $ .009             $ .009

Increase Per Share Attributable
 to Payment by Investors        $ .113              $ .065             $ .016

Net Tangible Book Value
 Per Share After Offering       $ .122              $ .074             $ .025

Dilution Per Share to Investors $0.378              $0.491             $0.475

                         CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 1997 and 1998, and is made up of the figures taken from our audited financial statements, copies of which are incorporated by reference from our Form 10-K for the year ended December 31, 1998 which included a qualification regarding our ability to continue as a going concern.


                                           (1)                   (1)
                                    December 31,1997         December 31,1998
Stockholders' Equity:

Common Stock, par value $.10 per share;
 authorized 975,000,000 shares; shares
 issued and outstanding: 138,583,978 at
 December 31, 1997 and 420,773,569
 at December 31, 1998                   $ 13,858,398           $ 42,077,357
Additional Paid-in Capital               104,932,920             92,725,285
Note Receivable issued for common stock      (25,000)               (25,000)
Warrants                                   6,396,994              6,396,994
Accumulated Deficit                     (120,699,236)          (143,101,880)

                                         -----------            -----------
Total Capitalization (Deficiency)       $  4,464,076          ($  1,927,244)
                                         ===========            ===========


                                    December 31, 1997        December 31, 1998

(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.05 to $4.03 per share,
    expiring 1998 through 2003.            5,346,662              7,831,662

Note: In February 2000, our stockholders approved an increase in the number of authorized shares of our common stock to 1.7 billion shares.


                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board under the symbol "BICO". On March 2, 2000, the closing bid price for the common stock was $.70. The following table sets forth the high and low prices for our common stock during the calendar periods indicated, through December 31, 1999.

Calendar Year                    High            Low
and Quarter

1997            First Quarter    $1.500          $ .625
                Second Quarter   $1.000          $ .3125
                Third Quarter    $ .719          $ .3125
                Fourth Quarter   $. 406          $ .0937

1998            First Quarter    $ .250          $ .0937
                Second Quarter   $ .1875         $ .0313
                Third Quarter    $ .359          $ .0313
                Fourth Quarter   $ .126          $ .049

1999            First Quarter    $ .084          $ .049
                Second Quarter   $ .340          $ .048
                Third Quarter    $ .125          $ .070
                Fourth Quarter   $ .099          $ .050

As of December 31, 1999, we had had approximately 80,000 holders, including those who hold in street name, of our common stock, and four holders of our preferred stock.


                    DESCRIPTION OF SECURITIES

   Our authorized capital currently consists of 1,700,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

   Preferred Stock

   Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our Board of Directors to define the terms of each series of preferred stock. In December 1999, our Board of Directors authorized the creation of a Series F convertible preferred stock. As of March 6, 2000 we had 452,000 shares of our preferred stock outstanding.

   Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our Board of Directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. All of our outstanding shares of common stock are, and the shares of common stock to be sold in this offering will be, fully paid and nonassessable. As of February 29, 2000, there were 956,108,496 shares of our common stock outstanding.

   Dividends

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

   Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our Board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our Board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Subordinated Convertible Debentures

   We issued subordinated convertible debentures that have a one-year term and are due in 2001. The debentures earn interest at four percent (4%) and are convertible into shares of common stock. As of March 6, 2000, we had $9,850,000 in subordinated debentures outstanding.


Employment Agreement Provisions Related to Changes in Control

   We have employment agreements with Fred E. Cooper, David L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The agreements provide that in the event of a "change of control", we must issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of our outstanding shares of common stock. For purposes of these agreements, a change of control is deemed to
occur: (i) when 20% or more of our   outstanding voting stock is
acquired by any person, (ii) when one-third (1/3) or more of our directors are not continuing directors, as defined in the agreements, or (iii) when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

  Warrants

     As of February 29, 2000, we had outstanding warrants to purchase 31,015,662 shares of our common stock. These warrants have exercise prices ranging from $.06 to $4.03 per share and expiration dates through April 28, 2004, and held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants.

   Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

   Transfer Agent

   Chase-Mellon Shareholder Services in New York, New York acts as our Registrar and Transfer Agent for our common stock. We act as our own registrar and transfer agent for our preferred stock and warrants.

                      PLAN OF DISTRIBUTION

   This is a "best-efforts" offering, and we will not be working with any underwriter on this offering. We may sell the shares of common stock from time to time in one or more transactions. The offering price will fluctuate with the market price for our stock, so we will sell the stock at various prices. As of the date of this Prospectus, we believe we will be able to sell the common stock at prices ranging from $.45 per share to $.65 per share, but we may need to sell the stock at prices above or below that range, depending upon the market. We may sell this stock directly, or we may hire brokers or other licensed agents to sell it for us, in which case we will give them some consideration, which could take the form of a commission or other payment, and
will not exceed ten percent (10%).   If any brokers or dealers
who participate in this offering are deemed to be underwriters, then any consideration they receive may be deemed to be underwriting discounts or commissions under the federal securities laws

   If we make a particular offer that triggers certain securities law filing requirements, we will file a supplement to this Prospectus that sets forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the shares and any discounts, commissions or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

   In order to comply with the securities laws of certain jurisdictions, we may be required to sell stock only through registered or licensed brokers or dealers. In addition, we may not be able to sell any stock in certain states unless we register the stock in those states or otherwise comply with applicable state securities laws by exemption, qualification or otherwise.


                 SHARES ELIGIBLE FOR FUTURE SALE

   As long as this registration statement remains effective with the SEC and we remain current in our SEC filings, the shares will be freely transferable without restriction or further registration unless they are acquired by one of our affiliates. Affiliates generally include our officers and directors and any other person or entity that controls, is controlled by, or is under common control of BICO. Any affiliates who acquire stock from this offering will continue to be subject to the volume restrictions of Rule 144, as we describe below.

   In general, under Rule 144 as currently in effect, our affiliates and any person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years would be entitled to sell within any three-month period a number of shares which does not exceed the greater of
(i) one percent (1%) of the then outstanding shares of our common stock, or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Rule
144 also    requires those sales to be placed through a broker or
with a market maker on an unsolicited basis and requires that there be adequate current public information available concerning our company. A person who is deemed not to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned restricted shares for at least one year, would be entitled to sell such shares under Rule 144(k) without regard to any of the limitations discussed above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restriction or registration under the 1933 Act, unless thereafter held by an affiliate.

  We can't make any predictions as to the effect, that sales of our common stock or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of any substantial amounts of common stock in the public market will probably adversely affect the prevailing market price.

                        LEGAL PROCEEDINGS

     During April 1998, we, along with our corporate affiliates, were served with subpoenas by the U.S. Attorneys' office for the U.S. District Court for the Western District of Pennsylvania. The subpoenas requested certain corporate, financial and scientific documents and we continue to provide documents in response to their requests.

     On April 30,1996, a class action lawsuit was filed against us, Diasensor.com and our individual officers and directors. The suit, captioned Walsingham v. Biocontrol Technology, et al., has been certified as a class action, and is pending in the U.S. District Court for the Western District of Pennsylvania. The suit alleges misleading disclosures in connection with the noninvasive glucose sensor and other related activities. By mutual agreement of the parties, the suit remains in the pre-trial pleading stage, and we are unable to determine the outcome or its impact upon our operations at this time.

     We leased space in two locations in Indiana County for our manufacturing facilities. We are still using one space, which we have upgraded with leasehold improvements. The other space, which we had leased as expansion space, was the subject of a judgment proceeding. We gave up possession of the expansion space in Indiana County in response to the filing of such judgment for nonpayment of lease fees. In return for possession of the space, the leaseholder agreed not to pursue any action against us on the judgment.


             INTERESTS OF NAMED EXPERTS AND COUNSEL

     Sweeney & Associates, P.C. of Pittsburgh, PA, our securities counsel, will pass on the validity of the shares in this offering. Thomas E. Sweeney, Jr., Esq., a former partner, currently holds approximately 20,000 shares of our common stock and warrants to purchase the following shares of Diasensor.com, Inc., one of our affiliates: 40,000 shares at $.50 per share until October 23, 2000 and 60,000 shares at $1.00 per share until January 6, 2003.


                             EXPERTS

   Our consolidated financial statements as of December 31, 1998,
1997 and 1996 (all of which included an explanatory   paragraph
referring to an uncertainty regarding our ability to continue as a going concern) incorporated by reference in this Prospectus, have been audited by Thompson Dugan, independent certified public accountants, as stated in their report appearing in our Form 10-K for the year ended December 31, 1998 and has been included in reliance upon that report given upon the authority of that firm as experts in auditing and accounting.



No dealer, salesman or other
person has been authorized to give
any information or to make any
representation other than those
contained in this Prospectus and
you may not rely upon that
information.  Neither the delivery
of this Prospectus nor any sale
made hereunder shall, under any
circumstances, create any
implication that there has been no
change in our affairs or
operations since the date of this
Prospectus.  This Prospectus does              375,000,000 Shares
not constitute an offer to sell or
solicitation of an offer to buy
any securities offered in any
jurisdiction in which such offer
or solicitation is not qualified
to do so or to anyone to whom it
is unlawful to make such offer or            BIOCONTROL TECHNOLOGY
solicitation.                                         INC.
      __________________________

TABLE OF CONTENTS            Page                 Common Stock

Prospectus Delivery
Requirements                    ii
Incorporation by Reference      ii
The Company                      1            ____________________
Risk Factors                     5
Selling Stockholders            10            P R O S P E C T U S
Use of Proceeds                 11            ____________________
Dilution                        12
Capitalization                  13                March 8, 2000
Market Price for Common Stock   13
Description of Securities       14
Plan of Distribution            15
Shares Eligible for Future Sale 16
Legal Proceedings               16
Interests of Named
Experts and Counsel             17
Experts                         17





                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS
              EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following sets forth the Company's estimated    expenses
incurred in connection with the issuance and    distribution   of
the securities described   in   the    Prospectus   other   than
underwriting   discounts   and    commissions:

      Printing and Copying        $ 2,500
      Legal Fees                   20,000
      SEC Registration Fees        70,890
      Accounting Fees               5,000
                                   ------
      Total                       $98,390


     INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Except as set forth herein, the Company has no    provisions
for the indemnification of its officers, directors or control
persons.  David L. Purdy, Fred E.    Cooper, Anthony J.  Feola
and Glenn   Keeling   have    employment   contracts, which
include   indemnification    provisions, which indemnify them to
the extent permitted    by law.  The Company and its affiliates
Diasensor.com, Inc., Coraflex, Inc., Petrol Rem, Inc., and IDT, Inc. are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law,
in general, provides that an officer or    director shall be
indemnified against reasonable and    necessary expenses incurred
in a successful defense to    any action by reason of the fact
that he serves as a    representative of the corporation, and may
be indemnified    in other cases if he acted in good faith and in
a manner    he reasonably believed was in, or not opposed to, the
best interests of the corporation, and if he had no    reason to
believe that his conduct was unlawful,  except    that no
indemnification is permitted when such person has    been
adjudged  liable for recklessness or misconduct  in    the
performance  of his duty to the corporation,  unless    otherwise
permitted by a court of competent jurisdiction.

   Insofar as indemnification for liabilities arising    under
the 1933 Act may be permitted to directors, officers or persons
controlling the registrant pursuant    to the foregoing
provisions, the registrant has been    informed that in the
opinion of the Commission such    indemnification is against
public policy as expressed in    the 1933 Act and is therefore
unenforceable.   In the    event that a claim for indemnification
against such    liabilities (other than the payment by the
registrant of    expenses incurred or paid by a director,
officer, or    controlling person of the registrant in the
successful    defense of any action, suit or proceeding) is
asserted by    such   director, officer or controlling   person
in    connection with the securities being registered, the
registrant will, unless in the opinion of its counsel the
matter has been settled by controlling precedent, submit    to  a
court  of  appropriate jurisdiction  the  question    whether
such  indemnification by it  is  against  public    policy  as
expressed in the Act and will be governed  by    the final
adjudication of such issue.

      RECENT SALES OF UNREGISTERED SECURITIES

     The Company recently completed sales of unregistered securities as summarized below. Unless otherwise indicated, all offers and sales were made pursuant to the "private offering" exemption under Section 4(2) of the 1933 Act. Accordingly, because the shares sold constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act, stop-transfer instructions were given to the transfer agent, and the stock certificates evidencing the
shares bear a restrictive    legend.

    During  1996 through March 1998, the Company entered     into
agreements  with several entities, which agreed to  use     their
best  efforts  to sell the Company's common stock  to     foreign
investors   subject   to  the  requirements   set   forth      in
Regulation  S of the Securities   Act   of   1933    ("Regulation
S").    Such  entities  undertook to  ensure  compliance     with
Regulation  S,  which  among other things,  limits  a     foreign
investor's ability to trade the Company's stock    in the  United
States.   In  addition to sales of common     stock  pursuant  to
Regulation S, the Company has also sold    convertible  preferred
stock  and  convertible debentures.    The debentures mandatorily
convert to common stock at    prices, which are discounted to the
market price, but    cannot be converted for periods of 45 to  90
days     following the purchase of the debentures;  such  holding
periods   were   enforced   via  the   use   of   stop   transfer
instructions  and  other  notices.   The  following  funds   were
raised  pursuant  to Regulation S offerings during  the     years
noted:  approximately  $21.6 million in   1996, approximately $22
million  in  1997, and approximately $6.9 million  in  1998.   In
August  1998, the Company sold   convertible debentures  pursuant
to  Regulation  D;  each     debenture has  mandatory  conversion
provisions  and  was    convertible beginning  ninety  days  from
purchase.    Proceeds of the sales were used  to  continue     to
fund  the Company's research and development projects     and  to
provide  working capital for the Company.   Beginning in December
1999,  the  Company sold $5,650,000 of its Series  F  Convertible
Preferred  Stock, and $9,850,000 of its subordinated  convertible
debentures in private offerings.     Both the preferred stock and
the  debentures  have holding periods of ninety  to  one  hundred twenty  days prior to conversion and are convertible into  common stock  at  prices  which  are discounted  to  the  market  price.
Proceeds of the sales were used to continue to fund the Company's projects, and to provide working capital for the Company.

                          UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;
                    (ii) To reflect in the prospectus any facts
               or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


                          EXHIBIT TABLE
Exhibit                                                     Sequential Page No.

 3.1(4)  Articles of Incorp. as filed March 20, 1972...               N/A

 3.2(4)  Amendment to Articles filed May  8,1972......                N/A

 3.3(4)  Restated Articles filed June 19,1975.........                N/A

 3.4(4)  Amendment to Articles filed February 4,1980..                N/A

 3.5(4)  Amendment to Articles filed March 17,1981....                N/A

 3.6(4)  Amendment to Articles filed January 27,1982..                N/A

 3.7(4)  Amendment to Articles filed November 22,1982.                N/A

 3.8(4)  Amendment to Articles filed October 30,1985..                N/A

 3.9(4)  Amendment to Articles filed October 30,1986.                 N/A

 3.10(4) By-Laws......................................                N/A

 3.11(5) Amendment to Articles filed December 28,1992.                N/A

 5.1     Legal Opinion of Sweeney & Associates  P.C                   27

 10.1(1) Manufacturing Agreement......................                N/A

 10.2(1) Research and Development Agreement...........                N/A

 10.3(1) Termination Agreement........................                N/A

 10.4(1) Purchase Agreement...........................                N/A

 10.5(2) Sublicensing Agreement and Amendments........                N/A

 10.6(3) Lease Agreement with 300 Indian Springs Partnership          N/A

 10.7(4) Lease Agreement with Indiana County..........                N/A

 10.8(5) First Amendment to Purchase Agreement dated
         December 8, 1992.............                                N/A

 10.9(6) Fred E. Cooper Employment Agreement dated 11/1/94....        N/A

 10.10(6)David L. Purdy Employment Agreement dated 11/1/94....        N/A

 10.11(6)Anthony J. Feola Employment Agreement dated 11/1/94....      N/A

 10.12(6)Glenn Keeling Employment Agreement dated 11/1/94....         N/A

 16.1(7) Disclosure and Letter Regarding Change in
         Certifying Accountants dated 1/25/95..........               N/A

 24.1    Consents of Thompson Dugan, Independent
         Certified Public Accountants.............                    29

 24.2    Consent of Counsel Included in Exhibit 5.1 above...          27

 25.1    Power of Attorney of Fred E. Cooper.......                   26
         (included under "Signatures")

 (1) Incorporated by reference from Exhibit with this title filed with the Company's Form 10-K for the year ended
December 31, 1991

 (2) Incorporated by reference from Exhibit with this title to Form 8-K dated May 3, 1991

 (3) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1990

 (4)  Incorporated  by reference from Exhibits  with  this
title to Registration Statement on Form S-1 filed on December 1,
1992

 (5) Incorporated by reference from Exhibits with this title to Amendment No. 1 to Registration Statement on Form S-1
filed on February 8, 1993

 (6) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1994

 (7) Incorporated by reference from Exhibit with this title to Form 8-K dated January 25, 1995

                                                       Exhibit 25.1
                           SIGNATURES

   Pursuant to the requirements of the Securities Act  of
1933,  the  Registrant has duly caused this  Registration
Statement  to be signed on its behalf by the  undersigned   on
March 8, 2000.

                                   BIOCONTROL TECHNOLOGY, INC.



                                   ___________________________
                                   By:/s/ Fred E. Cooper
                                   Fred E. Cooper,     Director,
                                   CEO, principal executive
                                   officer, principal financial
                                   officer, and principal
                                   accounting officer

                        POWER OF ATTORNEY

   KNOW  ALL  MEN BY THESE PRESENTS, that each individual
whose  signature appears below constitutes  and  appoints    Fred
E. Cooper his true and lawful attorney-in-fact  and    agent with
full power of substitution, for him and in his    name, place and
stead, in any and all capacities, to sign    any   and   all
amendments  (including   post-effective    amendments) to this
Registration Statement, and  to  file    the same with all
exhibits thereto, and all documents  in    connection  therewith,
with the Securities  and  Exchange    Commission, granting unto
said attorney-in-fact and agent    full power and authority to do
and perform each and every    act  and thing requisite and
necessary to be done in  and    about  the premises, as fully to
all intents and purposes    as  he might or could do in person,
hereby ratifying  and7    confirming all that said attorney-in-
fact and  agent,  or    his  substitute or substitutes, may
lawfully do or  cause    to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

  Signature                   Title                      Date

 /s/ David L. Purdy          President,               March 8, 2000
 David L. Purdy              Treasurer, Director

 /s/ Anthony J. Feola        Senior Vice President,   March 8, 2000
 Anthony J. Feola            Director

 /s/ Glenn Keeling           Director                 March 8, 2000
 Glenn Keeling

 /s/ Paul Stagg              Director                 March 8, 2000
 Paul Stagg

 /s/ Stan Cottrell           Director                 March 8, 2000
 Stan Cottrell

                                                  Exhibit 5.1

                   SWEENEY & ASSOCIATES, P.C.
                        ATTORNEYS AT LAW

          7300 PENN AVENUE    TELEPHONE (412) 731-1000
        PITTSBURGH, PA  15208    FACSIMILE (412) 731-9190


                          March 8, 2000


To the Board of Directors
Biocontrol Technology, Inc.
2275 Swallow Hill Road
Building 2500; 2nd Floor
Pittsburgh, PA  15220

Gentlemen:

     We have examined the corporate records and proceedings of Biocontrol Technology, Inc, a Pennsylvania corporation (the
"Company"), with respect to:

     The organization of the Company;

          The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, of all the present outstanding and issued common stock of the Company; and

          The legal sufficiency of all corporate proceedings of the Company, taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, when issued, of shares of the Company's common stock (the "Shares"), to be issued by the Company covered by the registration statement (hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission March 8, 2000, file number 33-______ (in connection with which Registration Statement this opinion is rendered.)

     We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion:

          (a) That the Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania;

          (b)  That the Company is authorized to have outstanding
          1,700,000,000 shares of common stock of which 956,108,476 shares of common stock were outstanding as of February 29, 2000;

                    (c) That the Company has taken all necessary and required corporate proceedings in connection with the creation and issuance of the said presently issued and outstanding shares of common stock and that all of said stock so issued and outstanding has been validly issued, is fully paid and non-assessable, and is in proper form and valid;

                    (d)  That when the Registration Statement
               shall have been declared effective by order of the Securities and Exchange Commission, after a request for acceleration by the Company, and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares, and (2) to the filing of this opinion as Exhibit 5.1 of the Registration Statement.


                              Sincerely,


                              Sweeney & Associates, P.C.




                                                       Exhibit
                                                       24.1


       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 25, 1999 accompanying the consolidated financial statements of Biocontrol Technology, Inc. and subsidiaries appearing in the 1998 Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph which discusses going concern considerations as to Biocontrol Technology, Inc.


/s/ Thompson Dugan

Pittsburgh, Pennsylvania